                                   EXHIBIT 11

                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


                                          THREE MONTHS ENDED           NINE MONTHS ENDED
                                                APRIL 30                     APRIL 30
                                          1998           1997          1998            1997
                                      -----------    -----------    -----------    -----------
Primary:
    Average shares outstanding          3,656,258      3,656,258      3,656,258      3,613,116

Net effect of dilutive common stock
    equivalents - based on treasury
    stock method (A)                         --             --             --             --

Total weighted average number
    of common and common
    equivalent shares outstanding       3,656,258      3,656,258      3,656,258      3,613,116
                                      ===========    ===========    ===========    ===========

Net loss                              $   (45,193)   $  (377,355)   $  (865,854)   $   (94,031)
                                      ===========    ===========    ===========    ===========

Per share amount                      $     (0.01)   $     (0.10)   $     (0.24)   $     (0.03)
                                      ===========    ===========    ===========    ===========
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(A) Common stock equivalents are excluded in the three months ended April 30,
1998 and 1997 and in the nine months ended April 30, 1998 and 1997 due to anti dilutive effect.